Consolidated Water Reports First Quarter 2023 Revenue up 68% to $32.9 Million, Driving Net Income of $3.8 Million or $0.24 per Share

GEORGE TOWN, Grand Cayman, Cayman Islands, May 15, 2023 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the first quarter ended March 31, 2023. All comparisons are to the same prior year period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

First Quarter 2023 Financial Highlights

●	Total revenue increased 68% to $32.9 million.
●	Retail revenue increased 23% to $7.8 million.
●	Bulk revenue increased 22% to $9.0 million.
●	Services revenue increased 168% to $12.7 million.
●	Manufacturing revenue increased to $3.4 million.
●	Net income from continuing operations attributable to company stockholders was $4.1 million or $0.26 per basic and fully diluted share, up 75% from $2.3 million or $0.15 per basic and diluted share in the same year-ago period.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis).
●	Cash and cash equivalents totaled $51.1 million as of March 31, 2023, up from $50.7 million as of December 31, 2022.

First Quarter 2023 Operational Highlights

●	Volume of water sold in Grand Cayman retail segment increased 20% primarily due to increased tourist activity on Grand Cayman as tourism in 2022 was lower than historical levels due to the lingering impact of the COVID-19 pandemic.
●	Acquired remaining 39% interest to become 100% owner of PERC Water, the company’s subsidiary that develops, designs, builds, operates and manages water infrastructure facilities in the Southwestern U.S.
●	Recognized $6.4 million in revenue from PERC Water’s progress on the construction of an $82 million advanced water treatment plant in Goodyear, Arizona.

●	PERC Water advanced commissioning and startup for The City of Santa Monica Sustainable Water Infrastructure Project, which is to provide a drought resilient water supply to the city from one of the world’s most advanced water treatment facilities.

Management Commentary

“In Q1, our 68% increase in revenue to $32.9 million was driven by another quarter of strong growth across all of our business segments, with this reflecting a return to normalcy post-pandemic that helped drive increased activity and output across the board,” commented Consolidated Water CEO, Rick McTaggart. “Our retail water revenue growth was due to a 20% increase in the volume of water sold in Grand Cayman. About a quarter of the increase was due to direct water sales to the island’s water authority, with the rest attributed to the continued return of tourist activity.

“Now that the pandemic effects have abated, we expect retail water sales to return to normal seasonal patterns, with sales typically lower during periods of higher rainfall and decreased tourism. Historically, these lower sales periods are from May through early November, while peak sales have historically been from December through April.

“$6.4 million of the increase in our services segment revenue in the quarter was due to the progress our PERC Water subsidiary has made on its construction of an $82 million advanced water treatment plant in Goodyear, Arizona that we announced about a year ago. Progress on the construction continues as planned, and we anticipate recognizing significant additional revenue from this project until construction, commissioning and startup is completed in mid-2024.

“In January, we acquired the remaining 39% interest in our PERC Water subsidiary which focuses on the development, design, building, operations and management of water infrastructure facilities in the Southwestern U.S. After we acquired our initial controlling interest in PERC in 2019, we strengthened its capabilities and resources. This has resulted in greater financial and operational performance that has far exceeded our expectations.

“PERC’s strong operating performance, revenue growth and synergies with other areas of our business have significantly improved our top and bottom-line results and enhanced shareholder value. Its strong operational presence in the Southwestern U.S., a region that urgently needs new fresh water sources due to unprecedented drought conditions, also positions us for further growth in this important segment of our business.

“During the quarter, PERC continued the commissioning and startup of the Sustainable Water Infrastructure Project (SWIP) in Santa Monica, California, and it has been contracted to operate the facility for the city over the next two years. Considered one of the most advanced water treatment facilities in the world, it is a great example of how we remain at the forefront of the industry.

“The revenue we recognized from the design and ongoing construction of the Red Gate desalination plant for the Water Authority of the Cayman Islands also contributed to our year-over-year increase in services segment revenue. During the quarter, construction in progress increased by approximately $1.2 million, primarily due to construction activity on Cayman Water’s new West Bay desalination plant which replaces a 30-year-old plant and will supplement the production capacity for our retail water business in Grand Cayman.

“We were pleased to see continued year-over-year growth in our manufacturing segment revenue. During the quarter, we saw some relief from supply chain constraints and challenging economic conditions, allowing us to advance more of our order backlog through the manufacturing and billing process.

“Over the last couple of years, we have diversified our manufacturing base in terms of customer concentration and type of products, and we believe this will continue to provide greater consistency in future results. We have also seen some business return from our historically largest manufacturing customer, which had been suspended last year. In all, we expect improved results for our manufacturing business and see continued growth opportunities.

“Looking ahead, we remain very optimistic about our further growth for numerous reasons, including the continued recovery of tourism in Grand Cayman, our ongoing construction projects underway there and in the U.S., and the increased project bidding activity we are seeing in the U.S. and the Caribbean.

“We also anticipate that the more than $150 million in major multi-year projects that we secured in 2022 will have an increasing positive impact on our earnings in future quarters. We believe our recent activities and successes, and current trends in our markets, represent strong catalysts for continued growth, increasing profitability, and further strengthening of shareholder value.”

First Quarter 2023 Financial Summary

Revenue for the first quarter of 2023 totaled $32.9 million, up 68% compared to $19.6 million in the same year-ago period. The increase was driven by increases of $1.5 million in the retail segment, $1.7 million in the bulk segment, $8.0 million in the services segment and $2.2 million in the manufacturing segment.

Retail revenue increased primarily due to a 20% increase in the volume of water sold, as well as the result of higher energy costs that increased the energy pass-through component of the company’s water rates and a more favorable rate mix.

The increase in bulk segment revenue was due to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates, as well as a 9% increase in the volume of water sold.

The increase in services segment revenue was due to an increase in plant design and construction revenue, with most of the revenue increase resulting from PERC Water’s progress on its contract with Liberty Utilities for the construction of a water treatment plant in Goodyear, Arizona. The company recognized approximately $6.4 million in revenue for the Liberty Utilities contract in the first quarter of 2023.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the first quarter of 2023 was $10.6 million or 32.1% of total revenue, up 48% from $7.1 million or 36.5% of total revenue for the same year-ago period.

Net income from continuing operations attributable to stockholders for the first quarter of 2023 was $4.1 million or $0.26 per basic and diluted share, compared to net income of $2.3 million or $0.15 per basic and diluted share for the same year-ago period.

Net income attributable to Consolidated Water stockholders for the first quarter of 2023, which includes the results of discontinued operations, was $3.8 million or $0.24 per basic and fully diluted share, up from a net income of $1.7 million or $0.11 per basic and fully diluted share for the same year-ago period.

Cash and cash equivalents totaled $51.1 million as of March 31, 2023, as compared to $50.7 million as of December 31, 2022, with working capital at $70.6 million, debt of $0.3 million, and stockholders’ equity totaling $163.8 million.

First Quarter Segment Results

	Three Months Ended March 31, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,771,095	$9,004,373	$12,721,701	$3,371,821	$32,868,990
Cost of revenue	3,550,794	6,243,146	10,044,078	2,471,890	22,309,908
Gross profit	4,220,301	2,761,227	2,677,623	899,931	10,559,082
General and administrative expenses	4,177,107	352,975	1,088,672	417,908	6,036,662
(Loss) gain on asset dispositions and impairments, net	(7,287)	11,270	—	1,933	5,916
Income from operations	$35,907	$2,419,522	$1,588,951	$483,956	4,528,336
Other income, net					157,059
Income before income taxes					4,685,395
Provision for income taxes					449,485
Net income from continuing operations					4,235,910
Income from continuing operations attributable to non-controlling interests					163,121
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					4,072,789
Net loss from discontinued operations					(259,163)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,813,626

	Three Months Ended March 31, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,313,200	$7,350,644	$4,743,820	$1,150,241	$19,557,905
Cost of revenue	3,053,740	4,687,119	3,649,180	1,022,102	12,412,141
Gross profit	3,259,460	2,663,525	1,094,640	128,139	7,145,764
General and administrative expenses	3,450,406	310,303	779,974	325,434	4,866,117
Gain on asset dispositions and impairments, net	—	—	12,458	—	12,458
Income (loss) from operations	$(190,946)	$2,353,222	$327,124	$(197,295)	2,292,105
Other income, net					319,727
Income before income taxes					2,611,832
Provision for income taxes					46,273
Net income from continuing operations					2,565,559
Income attributable to non-controlling interests					241,430
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,324,129
Net loss from discontinued operations					(607,314)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,716,815

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, May 16, 2023

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 2665450

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through May 23, 2023, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 2665450

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, builds and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, builds and operates water treatment and reuse facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO

Tel (954) 509-8200
Email Contact

Investor Relations Contact
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media & ESG Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$51,104,268	$50,711,751
Accounts receivable, net	29,550,063	27,046,182
Inventory	9,087,365	5,727,842
Prepaid expenses and other current assets	5,245,208	5,643,279
Contract assets	6,127,587	2,913,722
Current assets of discontinued operations	369,361	531,480
Total current assets	101,483,852	92,574,256
Property, plant and equipment, net	51,484,484	52,529,545
Construction in progress	4,861,263	3,705,681
Inventory, noncurrent	4,750,701	4,550,987
Investment in OC-BVI	1,292,163	1,545,430
Goodwill	10,425,013	10,425,013
Intangible assets, net	2,682,222	2,818,888
Operating lease right-of-use assets	1,935,737	2,058,384
Other assets	1,567,625	1,669,377
Long-term assets of discontinued operations	21,129,288	21,129,288
Total assets	$201,612,348	$193,006,849

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,798,095	$8,438,315
Accounts payable - related parties	—	403,839
Accrued compensation	2,858,268	2,267,583
Dividends payable	1,410,522	1,375,403
Current maturities of operating leases	538,281	546,851
Current portion of long-term debt	114,964	114,964
Contract liabilities	15,499,160	8,803,921
Deferred revenue	306,256	315,825
Current liabilities of discontinued operations	347,928	389,884
Total current liabilities	30,873,474	22,656,585
Long-term debt, noncurrent	188,899	216,117
Deferred tax liabilities	522,655	560,306
Noncurrent operating leases	1,457,466	1,590,542
Other liabilities	147,067	219,110
Total liabilities	33,189,561	25,242,660
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 34,383 and 34,383 shares, respectively	20,630	20,630
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,736,041 and 15,322,875 shares, respectively	9,441,625	9,193,725
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	90,648,430	89,205,159
Retained earnings	63,719,310	61,247,699
Total Consolidated Water Co. Ltd. stockholders' equity	163,829,995	159,667,213
Non-controlling interests	4,592,792	8,096,976
Total equity	168,422,787	167,764,189
Total liabilities and equity	$201,612,348	$193,006,849

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Revenue	$32,868,990	$19,557,905
Cost of revenue (including purchases from related parties of $- in 2023 and $839,432 in 2022)	22,309,908	12,412,141
Gross profit	10,559,082	7,145,764
General and administrative expenses (including purchases from related parties of $- in 2023 and $24,231 in 2022)	6,036,662	4,866,117
Gain on asset dispositions and impairments, net	5,916	12,458
Income from operations	4,528,336	2,292,105

Other income (expense):
Interest income	113,644	180,687
Interest expense	(37,844)	(4,081)
Profit-sharing income from OC-BVI	14,175	10,125
Equity in the earnings of OC-BVI	35,558	31,766
Net gain on put/call options	—	75,000
Other	31,526	26,230
Other income, net	157,059	319,727
Income before income taxes	4,685,395	2,611,832
Provision for income taxes	449,485	46,273
Net income from continuing operations	4,235,910	2,565,559
Income from continuing operations attributable to non-controlling interests	163,121	241,430
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	4,072,789	2,324,129
Total loss from discontinued operations	(259,163)	(607,314)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,813,626	$1,716,815

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.26	$0.15
Discontinued operations	(0.02)	(0.04)
Basic earnings per share	$0.24	$0.11

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.26	$0.15
Discontinued operations	(0.02)	(0.04)
Diluted earnings per share	$0.24	$0.11

Dividends declared per common and redeemable preferred shares	$0.085	$0.085

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,723,595	15,285,523
Diluted earnings per share	15,888,028	15,435,691